TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on December 20, 2001
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-3
REGISTRATION STATEMENT
Under The Securities Act of 1933

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UQM Technologies, Inc.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-0579156 (I.R.S. Employer Identification No.)

425 Corporate Circle
Golden, CO 80401
(303) 278-2002
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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Donald A. French, Treasurer
425 Corporate Circle
Golden, CO 80401
(303) 278-2002
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Nick Nimmo, Esq.
Holme Roberts & Owen LLP
1700 Lincoln, Suite 4100
Denver, Colorado 80203
(303) 861-7000

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Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X]

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock Warrants to purchase Common Stock	$10,000,000	$2,390

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(1) Certain information as to each class of securities to be registered is not specified in accordance with General Instruction II.D. to Form S-3 under the Securities Act of 1933, as amended. We are registering for issuance and sale an indeterminate dollar amount of common stock and warrants, including common stock that may be issued upon exercise of warrants.
(2) The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee under Rule 457(o).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus subject to completion, dated ___________, 2001.

[UQM LOGO]

Common Stock

Warrants to Purchase Common Stock

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We may offer and sell the securities listed above with an aggregate offering price up to $10 million in connection with this prospectus. We will provide specific terms of these offerings and securities in supplements to this prospectus.

You should read this prospectus and any supplement to this prospectus carefully before you invest.

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Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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We may offer the securities in amounts, at prices and on terms determined at the time of the offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name then and describe their compensation in a prospectus supplement.

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Prospectus dated ____________, 2001.

The terms "we," "us," "our" and similar terms refer to UQM Technologies, Inc.

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TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

WHERE YOU CAN FIND MORE INFORMATION

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

UQM TECHNOLOGIES, INC.

USE OF PROCEEDS

DETERMINATION OF OFFERING PRICE

DESCRIPTION OF CAPITAL STOCK

DESCRIPTION OF WARRANTS

SELLING SHAREHOLDERS

PLAN OF DISTRIBUTION

LEGAL MATTERS

EXPERTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $10 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities to be sold. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by our company in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the following section.

WHERE YOU CAN FIND MORE INFORMATION

e file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

Our common stock is listed on the American Stock Exchange under the symbol "UQM." Our reports, proxy statements and other information may be read and copied at the American Stock Exchange at 86 Trinity Place, New York, NY 10006.

The SEC allows our company to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities or until we terminate this offering:

- our Annual Report on Form 10-K for the year ended March 31, 2001;

- our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

- our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

- the description of our common stock contained in our Form 8-A, file no. 1-10869.

You may request a copy of these filings at no cost, by writing our company at the following address or telephoning our company at the following number:

Donald A. French
425 Corporate Circle
Golden, Colorado 80401
(303) 278-2002

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this prospectus and the documents we incorporate by reference and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors with respect to, among other things, the development of markets for our products. Important risk factors that could cause actual results to differ from those contained in the forward-looking statements include our ability to be profitable, our ability to obtain additional financing, our reliance on major customers and suppliers, our ability to commercialize our products, our ability to manage growth and the possibility that product liability insurance may become unavailable to us.

UQM TECHNOLOGIES, INC.

We are a leading developer and manufacturer of power dense, high efficiency electric motors, generators and power electronic inverters for the automotive, aerospace, telecommunications, medical and industrial markets. We develop products for the alternative energy technologies sector including power systems for electric, hybrid electric and fuel cell electric vehicles, 42 volt under-the-hood power accessories and distributed power generation applications.

Our principal offices are located at 425 Corporate Circle, Golden, Colorado 80401 and our telephone number is (303) 278-2002.

USE OF PROCEEDS

Except as may otherwise be described in the prospectus supplement relating to an offering of securities, we will use the net proceeds from the sale of the securities offered under this prospectus and the prospectus supplement for possible repurchases or pay-down of our outstanding securities or debt and for general corporate purposes, including working capital, funding future growth, acquisitions and other business opportunities. Pending application of the proceeds, we may invest the proceeds in short-term, interest-bearing investments. We will determine any specific allocation of the net proceeds of an offering of securities to a specific purpose at the time of the offering and will describe the allocation in the related prospectus supplement.

We will not receive any of the proceeds from the sale of common stock by any selling shareholders.

DETERMINATION OF OFFERING PRICE

We will include in a prospectus supplement information about how we determined the offering price of securities issued by us under this prospectus.

DESCRIPTION OF CAPITAL STOCK

Pursuant to our restated articles of incorporation, our authorized capital stock consists of 50,000,000 shares of common stock. As of December 11, 2001, we had 17,563,613 shares of common stock outstanding.

Our outstanding shares of common stock are listed on the American Stock Exchange under the symbol "UQM". Any additional common stock we issue will also be listed on the AMEX.

All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

Our common shareholders are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of our common shareholders. Our common shareholders do not have preemptive or cumulative voting rights.

Our common shareholders are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. We do not intend to pay cash dividends on our common stock in the foreseeable future. Upon our liquidation, dissolution or winding up, our common shareholders are entitled to receive ratably our net assets available after payment of all of our debts and other liabilities. Our common shareholders do not have any preemptive, subscription, redemption or conversion rights.

We will notify common shareholders of any shareholders' meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and any preferred shareholders.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Computershare Investor Services.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement, all as set forth in the prospectus supplement relating to the particular issue of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered thereby for the terms of and information relating to such warrants, including, where applicable:

- the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

- the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

- the amount of warrants outstanding as of the most recent practicable date; and

- any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such number of shares of common stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the common stock purchasable upon such exercise, or to exercise any applicable right to vote.

SELLING SHAREHOLDERS

Some of the shares of common stock being offered by this prospectus may be offered by certain selling shareholders, including our officers or directors. Identification of any such selling shareholder will be made in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We (and any selling shareholders) may sell any of the securities being offered in any one or more of the following ways from time to time:

- through agents;

- to or through underwriters;

- through dealers; and

- directly by us.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Offers to purchase securities may be solicited by agents designated by us. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable best efforts basis for the period of its appointment. The agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with underwriters at the time an agreement for the sale is reached. In that case, the names of the specific managing underwriter or underwriters, as well as any other underwriters, the amounts underwritten and the term of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the securities. The underwriters will acquire securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters will be obligated to purchase all the securities if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover any over-allotments at the initial public offering price, with additional underwriting commissions or discounts, as may be set forth in the prospectus supplement.

If a dealer is used in the sale of the securities, we will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The dealer may be deemed to be an underwriter, as the term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement.

Offers to purchase securities may be solicited directly by us and may be sold by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale. The terms of the sales will be described in the prospectus supplement.

If described in the prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. The delayed delivery contracts will be subject to only those conditions set forth in the prospectus supplement. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities under delayed delivery contracts accepted by us.

Agents, underwriters and dealers firms may be entitled under agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution for payments that the agents, underwriters and dealers firms may be required to make.

Any warrants we issue will have no established trading market. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered will be passed on for us by Holme Roberts & Owen LLP, Denver, Colorado. We will identify in a prospectus supplement any underwriters' counsel.

EXPERTS

The consolidated financial statements and schedules as of March 31, 2001 and 2000, and for each of the years in the three year period ended March 31, 2001, incorporated by reference in this prospectus, have been audited by KPMG LLP, independent accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Capitalized terms used but not defined in Part II have the meanings ascribed to them in the prospectus contained in this Registration Statement.

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the Commission registration fee, are estimated:

Securities and Exchange Commission registration fee	$2,390
Legal fees and expenses	10,000
Accounting fees	5,000
Printing and engraving expenses	500
Miscellaneous	500
Total	18,390 =====

Item 15. Indemnification of Directors and Officers

Article VI of the Bylaws of the Company provides for the indemnification by the Company of each director, officer, employee or agent of the Company and its subsidiaries in connection with any claim, action, suit or proceeding brought or threatened by reason of his position with the Company or any of its subsidiaries, provided that the indemnified party acted in good faith and in a manner he believed to be in the Company's best interest. In addition, Article XI of the Company's Articles of Incorporation provides that to the fullest extent permitted by the Colorado Corporation Code, as the same exists or hereafter shall be amended, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

Section 7-109-102 of the Colorado Business Corporation Act permits indemnification of a director of a Colorado corporation, in the case of a third party action, if the director (a) conducted himself in good faith, (b) reasonably believed that (i) in the case of conduct in his official capacity, his conduct was in the corporation's best interest, or (ii) in all other cases, his conduct was not opposed to the corporation's best interest, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The section further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation.

The statute limits the indemnification that a corporation may provide to its directors in two key respects. A corporation may not indemnify a director in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit. The statute permits a corporation to indemnify and advance litigation expenses to officers, employees and agents who are not directors to a greater extent than directors if consistent with law and provided for by the articles of incorporation, the bylaws, a resolution of directors or shareholders, or a contract between the corporation and the officer, employee or agent.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

1.1+ Form of Underwriting Agreement

5.1 Opinion of Holme Roberts & Owen LLP as to as to the legality of the securities offered.

23.1 Consent of KPMG LLP

24.1 Power of Attorney. Contained on the signature page hereof.

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+ To be filed by a post-effective amendment to the Registration Statement or incorporated by reference in the event of the offering of the specified securities.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Golden, Colorado on the 19th day of December, 2001.

UQM TECHNOLOGIES, INC.

By /s/ Donald A. French
Donald A. French
Treasurer

POWER OF ATTORNEY

Each person whose signature appears below does hereby make, constitute and appoint WILLIAM G. RANKIN and DONALD A. FRENCH, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution to execute, deliver and file with the Securities and Exchange Commission, for and on his behalf, and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement with all exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/William G. Rankin William G. Rankin	Chairman of the Board of Directors and President	December 19, 2001
/s/Donald A. French Donald A. French	Treasurer (Principal financial and accounting officer)	December 19, 2001
/s/Ernest H. Drew Ernest H. Drew	Director	December 19, 2001
/s/ Stephen J. Roy Stephen J. Roy	Director	December 19, 2001
/s/ J. B. Richey J. B. Richey	Director	December 19, 2001